Exhibit 10.5
ANTHROPIC, PBC
OUTSIDE DIRECTOR COMPENSATION POLICY
Anthropic, PBC (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policies regarding the compensation to its Outside Directors. This Policy supersedes any existing Company policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined in this Policy, capitalized terms used in this Policy have the meaning given such terms in the Company’s 2026 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of any compensation such Outside Director receives under this Policy.
1.Effective Date. This Policy will be effective the day immediately prior to the date on which the registration statement covering the initial public offering of the shares of the Common Stock is declared effective by the U.S. Securities and Exchange Commission.
2.Cash Compensation.
2.1Board Member Annual Cash Retainer. Each Outside Director will be paid an annual cash retainer of $100,000. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
2.2Additional Annual Cash Retainers. As of the Effective Date, each Outside Director who serves in a Board leadership position (Non-Executive Chair of the Board or, if the Board chair is an executive, Lead Independent Director) or the chair or a member of a committee of the Board, will be eligible to earn additional annual fees as follows:

Non-Executive Chair of the Board (if applicable):	$75,000

Lead Independent Director (if applicable):	$60,000

Audit Committee Chair:	$40,000

Audit Committee Member:	$20,000

Compensation Committee Chair:	$30,000

Compensation Committee Member:	$15,000

Nominating and Corporate Governance Committee Chair:	$30,000

Nominating and Corporate Governance Committee Member:	$15,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Chair of the Board will receive the annual fee for services provided in such role, as well as the annual fee as an Outside Director.
2.3Payment Timing and Proration. Each annual cash retainer (an “Annual Cash Retainer”) under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than 30 days following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director or as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacity. For clarity, an Outside Director who has served as an Outside Director or as a member of an applicable committee (or chair thereof) from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s), calculated based on the number of days including and after the Effective Date during such Fiscal Quarter that such Outside Director has served in the relevant capacity.
3.Equity Compensation. Subject to any limitations in the Plan, Outside Directors will be eligible to receive all types of equity awards under the Plan (except Incentive Stock Options), including discretionary equity awards not covered under this Policy. All grants of equity awards to Outside Directors pursuant to Sections 3.2 and 3.3 of this Policy will be automatic and nondiscretionary, except as otherwise provided in this Policy, and will be made in accordance with the provisions set forth below.
3.1No Discretion. No person will have any discretion to select which Outside Directors will be granted any applicable Director Award (as defined below) under this Policy or to determine the number of Shares to be covered by such equity awards (except as provided in Section 3.4.2 below or if this Policy is amended as permitted by Section 8).
3.2Annual Award. Subject to any limitations in the Plan, on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) beginning with the 2027 Annual Meeting (the “Annual Grant Date”), each individual who is an Outside Director on the date of the Annual Meeting will be automatically granted an award of Restricted Stock Units (an “Annual Award”) with a value of $325,000 (the “Annual Award Grant Value”) with the number of Shares subject to the Annual Award determined using the Conversion Methodology described in the following sentence. For purposes of this Policy, dollar-denominated grant values will be converted to Share numbers in accordance with then-current standard Company practices, using the same methodology applied to employee equity awards pursuant to the Company’s equity grant policy, as most recently approved by the Board or the Committee (as defined below) (the “Conversion Methodology”). Subject to Section 4 of this Policy, the Annual Award will vest in 4 equal quarterly installments on each Quarterly Vesting Date that occurs following the Annual Grant Date provided that, in any event, the Annual Award will vest in full on the day immediately before the date of the next Annual Meeting that occurs after the Annual Grant Date, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. “Quarterly Vesting Date” means February 20, May 20, August 20, and November 20 of a given year.
3.3Initial Award and Pro-Rated Annual Award. Subject to any limitations in the Plan and the final sentence of this paragraph, each individual who first becomes an Outside Director following the Effective Date will be automatically granted (x) an award of Restricted Stock Units covering a number of Shares having a value equal to $400,000 (the “Initial Award Grant Value”) with the number of Shares subject to such award determined using the Conversion Methodology (an “Initial Award”) and (y) an award of Restricted Stock Units covering a number of Shares equal to the Annual Award Grant Value multiplied by the fraction obtained by dividing (A) the number of full months during the period beginning on the date the individual first becomes an Outside Director and ending on the one-year anniversary of the date of the then-most recent Annual Meeting by (B) 12, with the number of Shares subject to such award determined by applying the Conversion Methodology to such product (a “Pro-Rated Annual Award;” each Initial Award, Pro-Rated Annual Award and Annual Award granted pursuant to this Policy is referred to herein as a “Director Award”). The grant of each Initial Award and Pro-Rated Annual Award will be made effective on the first trading date on or after the date on which such individual first becomes an Outside Director (such first day of service, the “Initial Start Date”). If an individual is a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award or a Pro-Rated Annual Award.
3.3.1Subject to Section 4 of this Policy, the Initial Award will vest as follows: 12.5% of the Restricted Stock Units subject to the Initial Award will vest on the 6-month anniversary of the Vesting Commencement Date and the balance of the Restricted Stock Units will vest in 14 successive equal quarterly installments on each Quarterly Vesting Date thereafter, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. “Vesting Commencement Date” means the first Quarterly Vesting Date that occurs on or following the Initial Start Date.
3.3.2Subject to Section 4 of this Policy, the Pro-Rated Annual Award will vest in equal installments on each Quarterly Vesting Date that occurs between the Initial Start Date and the earlier of (i) the next Annual Meeting that occurs after the Pro-Rated Annual Award’s grant date or (ii) the one-year anniversary of the most recent Annual Meeting, provided that, in any event, the Pro-Rated Annual Award will vest in full on the day immediately before the date of the next Annual Meeting that occurs after the Pro-Rated Annual Award’s grant date (for purposes of clarity, each such Quarterly Vesting Date and the final vest date that occurs on the date of the next Annual Meeting or one-year anniversary of the most recent Annual Meeting, as applicable, will be counted as one installment such that, if there are two such Quarterly Vesting Dates, the Pro-Rated Annual Award shall vest in three equal installments), subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
3.4Additional Terms of Director Awards. The terms and conditions of each Director Award will be as follows.
3.4.1Each Director Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the

Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (the “Committee”), as applicable, for use under the Plan.
3.4.2The Board or its Committee, as applicable and in its discretion, may revise the terms of Director Awards granted pursuant to this Policy, including without limitation the number of Shares subject to Director Awards and type of awards granted.
3.4.3Subject to the terms of the Plan, unless and until otherwise determined by the Administrator, each Restricted Stock Unit subject to a Director Award will be settled on or as soon as practicable following the first Quarterly Vesting Date on which such Restricted Stock Unit vests (but in no event later than two and one-half months after the end of the year in which the Restricted Stock Unit vests).
4.Change in Control. Upon a Change in Control, each Outside Director will fully vest in their outstanding Company equity awards granted pursuant to this Policy as of immediately prior to the Change in Control, including any Director Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.
5.Travel Expenses. Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
6.Code Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the 15th day of the 3rd month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Code Section 409A. It is intended that this Policy and all payments under this Policy be exempt from or otherwise comply with the requirements of Code Section 409A so that none of the compensation to be provided under this Policy will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms in this Policy will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Code Section 409A or otherwise.
7.Stockholder Approval. The initial adoption of this Policy will be subject to approval by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, this Policy will not be subject to approval by the Company’s stockholders, including, for clarity, as a result of or in connection with any action taken with respect to this Policy as contemplated in Section 8.
8.Revisions. The Board or the Committee may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board or a Committee may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company.

Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it under this Policy or the Plan with respect to Director Awards granted before the date of such termination.